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                                                                    EXHIBIT 23.5

                    CONSENT OF SBC WARBURG DILLON READ INC.

     We hereby consent to the (i) inclusion of our opinion letter to the Board of Directors of Hi/Lo Automotive, Inc. ("Hi/LO") as Appendix B to the Proxy Statement/Prospectus of Hi/LO and Discount Auto Parts, Inc. ("Discount Auto Parts") relating to the proposed merger transaction involving Hi/LO and Discount Auto Parts, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "Summary -- Recommendation of the Hi/LO Boards of Directors" and "-- Opinion of Financial Advisor" and "THE MERGER -- Background of the Merger," -- "Hi/LO's Reasons for the Merger; Recommendation of the Hi/LO Board of Directors" and "-- Opinion of Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By:
                                            /s/ SBC WARBURG DILLON READ INC.
                                            ------------------------------------
                                            SBC WARBURG DILLON READ INC.

New York, New York
November 24, 1997